Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 03-312715) pertaining to the Bryn Mawr Bank Corporation 401(k) Plan of our report dated June 30, 2014, with respect to the financial statements and schedule of the Bryn Mawr Bank Corporation 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2013.

/s/ Mitchell & Titus, LLP

Philadelphia, PA

June 30, 2014